Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118-03

August 12, 2020

Public Service Company of New Hampshire

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	Public Service Company of New Hampshire doing business as Eversource Energy
Security:	$150,000,000 2.40% First Mortgage Bonds, Series U, due 2050
Principal Amount:	$150,000,000
Maturity Date:	September 1, 2050
Coupon:	2.40%
Benchmark Treasury:	2.00% due February 15, 2050
Benchmark Treasury Price / Yield:	116-01 / 1.340%
Spread to Benchmark Treasury:	110 basis points
Re-Offer Yield:	2.440%
Price to Public:	99.152% of the principal amount
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on March 1, 2021
Optional Redemption Provisions:	Make-whole call at any time prior to March 1, 2050 at a discount rate of Treasury plus 20 basis points and on or after such date at par
Trade Date:	August 12, 2020
Settlement Date*:	August 26, 2020 (T+10)
CUSIP / ISIN:	744538 AD1 / US744538AD17
Ratings**:	A1 (Moody’s); A+ (S&P); A+ (Fitch)
Joint Book-Running Managers:	Wells Fargo Securities, LLC KeyBanc Capital Markets Inc.
Co-Managers:	Roberts & Ryan Investments Inc. Siebert Williams Shank & Co., LLC

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the bonds initially will settle T+10 (on August 26, 2020) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of bonds who wish to trade bonds prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751 or KeyBanc Capital Markets Inc. at (866) 277-6479.